Exhibit 99 (iii)

Consolidated Statement of Operations (Unaudited)
NDCHealth (Normalized)
(in thousands)

	FY00	FY01					FY02
	YTD	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Revenues:
Information Management	$131,229	$31,109	$33,412	$34,905	$37,190	$136,616	$34,186	$37,097	$38,943	$40,173	$150,399
Network Services and Systems	139,626	41,972	42,098	45,018	46,927	176,015	46,014	48,059	50,218	54,331	198,622

	270,855	73,081	75,510	79,923	84,117	312,631	80,200	85,156	89,161	94,504	349,021

Operating expenses:
Cost of service	132,867	34,533	37,314	41,145	41,504	154,496	36,971	43,643	44,501	47,588	172,703
Sales, general and administrative	56,348	18,407	16,759	17,252	18,663	71,081	19,511	16,856	18,960	19,369	74,696
Depreciation and amortization	26,213	7,337	7,911	7,947	8,420	31,615	6,158	5,897	5,948	5,948	21,951

	215,428	60,277	61,984	66,344	68,587	257,192	62,640	66,396	69,409	72,905	271,950

Operating income	55,427	12,804	13,526	13,579	15,530	55,439	17,560	18,760	19,752	21,599	77,671

Other income/(expense)	(6,580)	(1,942)	(1,781)	(1,112)	(1,311)	(6,146)	(1,643)	(1,234)	(1,459)	(1,715)	(6,061)

IBITEL—Information Management	21,978	3,434	4,624	5,122	5,045	18,225	4,527	6,132	6,902	7,753	25,314
IBITEL—Network Services and Systems	26,869	7,428	7,121	7,345	9,174	31,068	11,390	11,394	11,391	12,131	46,306

Income before income taxes and equity in losses of affiliated companies—NDCHealth	48,847	10,862	11,745	12,467	14,219	49,293	15,917	17,526	18,293	19,884	71,620

Income Taxes	18,806	4,182	4,522	4,800	5,474	18,978	5,730	6,309	6,585	7,157	25,781

Income before equity in losses of affiliated companies	30,041	6,680	7,223	7,667	8,745	30,315	10,187	11,217	11,708	12,727	45,839
Equity in losses of affiliated companies, net of taxes	—	(66)	(139)	(247)	(299)	(751)	(1,114)	(292)	(344)	(314)	(2,064)

Net Income	$30,041	$6,614	$7,084	$7,420	$8,446	$29,564	$9,073	$10,925	$11,364	$12,413	$43,775

Basic Shares	33,232	32,778	32,889	32,992	33,970	33,009	33,937	34,066	34,135	34,260	34,087

Basic earnings per share	$0.90	$0.20	$0.22	$0.22	$0.25	$0.90	$0.27	$0.32	$0.33	$0.36	$1.28

Diluted Shares	34,448	33,441	34,057	34,348	35,368	34,153	35,530	39,822	39,721	39,331	39,636

Diluted earnings per share	$0.87	$0.20	$0.21	$0.22	$0.24	$0.87	$0.26	$0.31	$0.32	$0.35	$1.23